Item 77Q1(b)
At the November 18, 2008 Regular Meeting of the Board of Trustees of Munder Series Trust (MST), the Board approved the following resolutions relating to the name change and resulting investment strategy change for the Munder International Small-Cap Fund.
RESOLVED, that the change in the name of the Munder International Small-Mid
Cap Fund to the Munder International Small-Cap Fund, to be effective upon 60 days notice to shareholders, be, and it hereby is, ratified and approved;
and further
RESOLVED, that the revised description of the Funds principal investment strategies in the form presented at this meeting, to be effective upon 60 days notice to shareholders, be, and it hereby is, ratified and approved;
and further
RESOLVED, that the appropriate officers of MST be, and each hereby is, authorized to prepare and file supplements or amendments to any registration statement, and to make any other federal or state filing, execute documents and take such other actions as may be necessary or appropriate to carry out the purposes and intent of the preceding resolutions, the execution and delivery of documents or taking of action to be conclusive evidence of the Boards approval, and any prior actions of and execution of documents by such officers with respect to the foregoing, be, and hereby are, ratified.
Notice to shareholders was provided in connection with the annual update of the Funds Prospectus, effective October 31, 2008.